                                                                   EXHIBIT 10.12


                                LEASE AGREEMENT
                                 by and between

                              DELMO (PA) QRS 11-36

                                       and

                              DELMO (PA) QRS 12-10

                       each a Pennsylvania business trust

                            collectively, as LANDLORD

                                       and

                             DEL MONTE CORPORATION,
                             a New York corporation,



                                    as TENANT


                         Premises:    Mendota, Illinois
                                      Toppenish, Washington
                                      Yakima, Washington
                                      Plover, Wisconsin


                          Dated as of: October 31, 1995

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----
1.    Demise of Premises .........................................   1
2.    Certain Definitions ........................................   1
3.    Title and Condition ........................................  12
4.    Use of Leased Premises; Quiet Enjoyment ....................  14
5.    Term .......................................................  14
6.    Basic Rent .................................................  15
7.    Additional Rent ............................................  16
8.    Net Lease; Non-Terminability ...............................  17
9.    Payment of Impositions .....................................  18
10.   Compliance with Laws and Easement Agreements;
      Environmental Matters ......................................  20
11.   Liens; Recording ...........................................  22
12.   Maintenance and Repair .....................................  22
13.   Alterations and Improvements ...............................  23
14.   Permitted Contests .........................................  24
15.   Indemnification ............................................  25
16.   Insurance ..................................................  26
17.   Casualty and Condemnation ..................................  30
18.   Termination Events .........................................  31
19.   Restoration; Reduction of Rent .............................  33
20.   Procedures Upon Purchase ...................................  35
21.   Assignment and Subletting ..................................  36
22.   Events of Default ..........................................  40
23.   Remedies and Damages Upon Default ..........................  43
24.   Notices ....................................................  47
25.   Estoppel Certificate .......................................  48
26.   Surrender ..................................................  48
27.   No Merger of Title .........................................  48
28.   Books and Records ..........................................  49
29.   Determination of Value .....................................  51
30.   Non-Recourse as to Landlord ................................  54
31.   Financing ..................................................  54
32.   Subordination ..............................................  54
33.   Tax Treatment; Reporting ...................................  55
34.   Financing Major Alterations ................................  55
35.   Security Deposit ...........................................  57
36.   Economic Abandonment .......................................  59
37.   Option to Purchase .........................................  61
38.   Right of First Refusal .....................................  62
39.   Miscellaneous ..............................................  64

EXHIBITS
--------
       Exhibit "A"  - Premises
       Exhibit "B"  - Machinery and Equipment
       Exhibit "C"  - Schedule of Permitted Encumbrances
       Exhibit "D"  - Rent Schedule
       Exhibit "E"  - Landlord's Share of Project Costs
       Exhibit "F"  - Percentage Allocation of Basic Rent

        LEASE AGREEMENT, made as of this 31st day of October, 1995, between BARCLAY G. JONES III, TRUSTEE OF DELMO (PA) QRS 11-36 under a certain Trust Agreement dated as of October 11, 1995, and BARCLAY G. JONES III, TRUSTEE OF DELMO (PA) QRS 12-10 under a certain Trust Agreement dated as of October 11, 1995, each a Pennsylvania business trust (collectively, "Landlord"), with its principal place of business c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and DEL MONTE CORPORATION, a New York corporation ("Tenant"), with an address at Market Place, Steuart Tower, San Francisco, California 94105.

        In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

        1. Demise of Premises. The Leased Premises shall be comprised of four
(4) parcels of Land, Improvements to be constructed thereon by Landlord and Equipment to be installed therein by Landlord, all as set forth in this Lease and the Construction Agency Agreement. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as the "Mendota Premises" "Toppenish Premises" "Yakima Premises" and "Plover Premises" each of which premises is more particularly described in the applicable description in Exhibit "A" attached hereto and made a part hereof and shall include the portions of items (a), (b) and (c) of this Paragraph 1 located thereon or therein and appertaining thereto): (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements constructed or to be constructed on the Land by Landlord (collectively, the "Improvements"); and
(c) the fixtures, machinery, equipment, including conveyor equipment, and other property to be installed in the Improvements by Landlord described in Exhibit "B" hereto (collectively, the "Equipment").

        2. Certain Definitions.

            "Abandonment Date" shall mean the Abandonment Date as defined in Paragraph 36.

            "Abandonment Notice" shall mean Abandonment Notice as defined in Paragraph 36.

            "Abandonment Offer Amount" shall mean the Abandonment Offer Amount as defined in Paragraph 36.

            "Abandonment Premises" shall mean one of the Related Premises so designated by Tenant.

            "Acquisition Fee" shall mean $990,000 and shall be payable by Landlord to W.P. Carey & Co., Inc. and/or Carey Institutional Properties Incorporated and/or Corporate Property Associates 12 Incorporated.

            "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

            "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining each Related Premises and which Tenant has the legal obligation to maintain.

            "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

            "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition and otherwise in this Lease, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person only through the ownership of voting securities (but not by contract or otherwise).

            "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary and shall include any Major Alterations.

            "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

            "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

            "Assumable Loan" shall mean Assumable Loan as defined in Paragraph
38.

            "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

            "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

            "Cash Security" shall mean Cash Security as defined in Paragraph 35.

            "Casualty" shall mean any injury to or death of any person or any loss of or damage to any property (including the

Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.

            "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

            "Condemnation" shall mean a Taking and/or a Requisition.

            "Condemnation Notice" shall mean written notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

            "Construction Agency Agreement" shall mean that certain Construction Agency Agreement of even date between Landlord, as owner, and Tenant, as agent for Landlord in connection with the construction of the Improvements.

            "Construction Contingency" shall mean the Construction Contingency as defined in the Construction Agency Agreement.

            "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

            "CPI" shall mean CPI as defined in Exhibit "D" hereto.

            "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

            "Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

            "Direct Costs" shall mean Direct Costs as defined in Section 1.01 of the Construction Agency Agreement.

            "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Leased Premises.

            "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury or damage caused by a Hazardous Substance or
(y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

            "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which results, or could reasonably be expected to result, in any material liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which results, or could reasonably be expected to result, in any material liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding on or from the Leased Premises of any barrels, drums, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition under any Environmental Law which results, or could reasonably be expected to result, in any material liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which results, or could result, in a creation of a lien on any Related Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

            "Equipment" shall mean the Equipment as defined in Paragraph 1.

            "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

            "Expiration Date" shall mean Expiration Date as defined in Paragraph 5.

            "Fair Market Value" shall be as defined in Paragraph 29.

            "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

            "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

            "Final Completion Date" shall mean Final Completion Date as defined in Section 1.01 of the Construction Agency Agreement.

            "Guarantor" shall mean Del Monte Foods Company, a Maryland corporation.

            "Guaranty" shall mean the Guaranty and Suretyship Agreement dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant's obligations under the Lease.

            "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance in violation of any Environmental Law; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems) in violation of any Environmental Law or in excess of any reportable quantity;
(iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

            "Hazardous Condition" means any condition which could reasonably be expected to give rise to any claim or liability under any Environmental Law, including the presence of underground storage tanks.

            "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance subject to regulations under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead, polychlorinated biphenyls.

            "Impositions" shall mean the Impositions as defined in Paragraph
9(a).

            "Improvements" shall mean the Improvements as defined in Paragraph 1 and shall include any Major Alterations.

            "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

            "Indirect Costs" shall mean Indirect Costs as defined in Section
1.01 of the Construction Agency Agreement.

            "Initial Lender" shall mean Creditanstalt Corporate Finance, Inc. or any other Lender who makes the Initial Loan.

            "Initial Loan" shall mean the initial permanent Loan following completion of construction of the Improvements.

            "Initial Loan Commitment" shall mean the commitment of Creditanstalt Corporate Finance, Inc., to make the Initial Loan pursuant to that certain Application and Commitment dated November 7, 1995 by and between Creditanstalt Corporate Finance, Inc., and Landlord.

            "Initial Term" shall mean Initial Term as defined in Paragraph 5.

            "Initial Term Commencement Date" shall mean Initial Term Commencement Date as defined in Paragraph 5.

            "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

            "Land" shall mean the Land as defined in Paragraph 1.

            "Landlord Encumbrances" shall mean any defects in title or matters affecting title to the Leased Premises created by Landlord, except for the Mortgage and Assignment and defects or matters created at the request of, with the concurrence of or as a result of any act of Tenant.

            "Landlord's Share of Project Costs" shall mean with respect to each Related Premises the sum of (i) actual Direct Costs expended by Landlord with respect to such Related Premises, including amounts charged against the Construction Contingency for such Related Premises, plus (ii) Indirect Costs (exclusive of the Construction Contingency) expended by Landlord, allocated to such Related Premises based on the percentages set forth in Exhibit F hereto. Landlord's Share of Project Costs for the Leased Premises shall refer to the total of Landlord's Share of Project Costs for all of the Related Premises, which shall in no event exceed $21,990,000.

            "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

            "Lease" shall mean this Lease Agreement.

            "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

            "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

            "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

            "Lender" shall mean (a) Initial Lender, its successors and assigns, and (b) any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

            "Letter of Credit" shall mean the Letter of Credit as defined in Paragraph 35.

            "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

            "Major Alterations" shall mean Major Alterations as defined in Paragraph 34.

            "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

            "Mortgage" shall mean, singly or collectively, any one or more mortgages or deeds of trust from Landlord to a Lender or a trustee for the benefit of a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

            "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any reasonable expenses incurred by Landlord and Lender in collecting such award or proceeds.

            "Non-Preapproved Assignment" shall have the meaning set forth in Paragraph 21.

            "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

            "Occupancy Date" shall mean with respect to each Related Premises the date on which all of the following events have occurred: (i) the Improvements have been substantially completed in accordance with the Plans, as certified to by the General Contractor and Construction Manager (as such terms are defined in the Construction Agency Agreement), and (ii) a temporary or permanent permit required for the occupancy of the Improvements has been obtained, but in no event shall the Occupancy Date occur later than 60 days following the Completion Date (as defined in the Construction Agency Agreement) for such Related Premises.

            "Offer Amount" shall mean the greater of (a) Fair Market Value or
(b) the sum of the Landlord's Share of Project

Costs for the Leased Premises and any Prepayment Premium which Landlord will be required to pay in prepaying the Loan with proceeds of the Offer Amount.

            "Outside Date" shall mean July 1, 1996.

            "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

            "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

            "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

            "Person" shall mean an individual, partnership, association, corporation or other entity.

            "Plans" shall mean Plans as defined in the Construction Agency Agreement.

            "Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to prepayment; provided, however, that Tenant shall not be required to pay the Prepayment Premium on any amount in excess of $13,000,000.

            "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) eight percent (8%) per annum.

            "Primary Term" shall mean Primary Term as defined in Paragraph 5(a).

            "Primary Term Commencement Date" shall mean the date of this Lease.

            "Prime Rate" shall mean the interest rate per annum as published, from time to time, in the Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event the Wall Street Journal ceases publication or ceases to publish the

"Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

            "Related Premises" shall mean any one of the Mendota Premises, Toppenish Premises, Yakima Premises and Plover Premises.

            "Relevant Amount" shall mean the Abandonment 0ffer Amount, the Offer Amount, the Termination Amount or the Default Termination Amount, as the case may be.

            "Relevant Date" shall mean (a) the date immediately prior to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a Termination Offer under Paragraph 23(a)(iii), (e) the Fair Market Value Date in the event Tenant exercises its option to purchase the Leased Premises pursuant to Paragraph 37, or (f) with respect to a Non-Preapproved Assignment, the earlier of the date on which Landlord issues notice of the Non-Preapproved Assignment to Tenant or the date that is immediately prior to the date on which the Non-Preapproved Assignment occurs.

            "Remaining Premises" shall mean the Related Premises which are not Abandonment Premises or Affected Premises under Paragraph 18.

            "Remaining Sum" shall mean Remaining Sum as defined in Paragraph 19(c).

            "Rent" shall mean, collectively, Basic Rent and Additional Rent.

            "Requisition" shall mean any temporary requisition or confiscation of the use or occupancy of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

            "Retention Date" shall mean the later of the date on which the amount of the Remaining Sum is finally determined or the date on which Landlord's right to the Remaining Sum is finally determined.

            "Security Deposit" shall mean Security Deposit as defined in Paragraph 35.

            "Silgan" shall mean Silgan Containers Corporation.

            "Silgan Subleases" shall mean the sublease agreements for 30,000 square feet of space in the Plover Premises and 35,000 square feet in space in the Toppenish Premises between Tenant, as landlord, and Silgan (or a subsidiary of Silgan, so long as Silgan guarantees the obligations of such subsidiary under such sublease), as tenant, which shall be satisfactory in form and substance to Landlord and Initial Lender and which shall require, among other things, that Silgan shall execute such documents as Landlord or Lender shall reasonably request in connection with the disbursement of the Loan from Initial Lender to Landlord, including an estoppel certificate and a consent to assignment of leases, rents and any applicable guaranties.

            "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

            "State" shall mean the States of Illinois, Washington and Wisconsin.
..

            "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

            "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or
(b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Related Premises.

            "Term" shall mean the Primary Term and Initial Term and any extensions thereof.

            "Termination Amount" shall mean the greater of (a) Fair Market Value or (b) the sum of the Landlord's Share of Project Costs for the applicable Related Premises or the Leased Premises, as the case may be, and any Prepayment Premium which

Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

            "Termination Date" shall mean the Termination Date as defined in Paragraph 18.

            "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

            "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

            "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21(h).

            "Yakima Funding Deadline" shall mean August 31, 1996.

        3. Title and Condition.

            (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord except as to Landlord Encumbrances.

            (b) LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO (EXCEPT THAT LANDLORD REPRESENTS AND WARRANTS THAT THERE ARE NO LANDLORD ENCUMBRANCES), (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION,
(viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION OR (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT LANDLORD HAS NO OBLIGATION WITH RESPECT TO CONSTRUCTION OF THE IMPROVEMENTS. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD AND LENDER SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN

TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD OR LENDER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE. TENANT DOES NOT WAIVE ANY CLAIM AGAINST ANY PARTY EXCEPT LANDLORD AND LENDER UNDER THE FOREGOING LANGUAGE.

            (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) to the Leased Premises is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) on the Occupancy Date for each Related Premises the Improvements shall conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary for Tenant's use or operation of each Related Premises have been or by the relevant Occupancy Date shall have been obtained, (iv) subject to Tenant's rights under Paragraph 14 no later than the Final Completion Date for each Related Premises all contractors and subcontractors who have performed work on or supplied materials to such Related Premises shall have been fully paid, and all materials and supplies have been fully paid for, and (v) no later than the Final Completion Date for each Related Premises all Equipment necessary or appropriate for Tenant's use or operation of the Leased Premises shall have been installed and shall be operational.

            (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all warranties, guaranties, indemnities and similar rights which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of said warranties, guaranties, indemnities and other rights shall automatically revert to Landlord.

            (e) Pursuant to the Construction Agency Agreement, Tenant will cause the Improvements to be constructed and the Equipment to be acquired and installed with funds more particularly described in the Construction Agency Agreement. The Improvements and Equipment will be owned by Landlord and are included within the Leased Premises. Tenant acknowledges that the Improvements have not yet been constructed and the Equipment has not yet been acquired and installed and that, pursuant to the Construction Agency Agreement entered into by Landlord and Tenant, Tenant has the responsibility for causing the Improvements and Equipment to be completed in accordance with the terms of the Construction Agency Agreement. Landlord will not make any representations or warranties with respect to the Improvements and

Equipment. Tenant further acknowledges that, upon occurrence of an Event of Default, Landlord may terminate the Construction Agency Agreement, and in addition to all other remedies of Landlord under this Lease, Landlord shall have the right but not the obligation to complete construction of the Improvements and installation of the Equipment in accordance with the Plans. If Landlord so completes construction of the Improvements and installation of the Equipment, Tenant will not be excused from paying all Rent due pursuant to the terms of this Lease as long as this Lease is not terminated, and Landlord shall have the right to exercise any or all of its remedies hereunder following an Event of Default. All acknowledgments of Tenant regarding each Related Premises contained in Paragraph 3(b) shall be deemed to have been made again as of the Final Completion Date for such Related Premises.

        4. Use of Leased Premises; Quiet Enjoyment.

            (a) Tenant may occupy and use the Leased Premises for commercial or industrial uses and for no other purpose without the prior written consent of Landlord. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or be reasonably likely to (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) cause structural injury to any of the Improvements or (iv) constitute a public or private nuisance or waste.

            (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof.

        5. Term.

            (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for a primary term ("Primary Term") commencing on November __, 1995 ("Commencement Date") and terminating at midnight on the last day of the calendar month in which the Final Completion Date for the final Related Premises occurs which shall not, in any event, occur later than October 1, 1996 ("Primary Term Expiration Date") and for an initial term (such initial term as extended or renewed in accordance with the provisions hereof being called herein the "Initial Term") commencing on the day ("Initial Term Commencement Date") immediately following the Primary Term Expiration Date. The Initial Term shall expire on the last day of the two hundred fortieth (240th) calendar month following the Initial Term Commencement Date ("Expiration Date"). Immediately following the Primary Term Expiration Date, Landlord and Tenant shall execute an addendum to this Lease and an amendment to each memorandum of lease setting forth the Initial Term Commencement Date and the Expiration Date.

            (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined), this Lease shall not have been terminated pursuant to any provision hereof, then Tenant shall have the right on the Expiration Date and on the tenth (10th), twentieth (20th) and thirtieth
(30th) anniversaries of the Expiration Date (the Expiration Date and each such anniversary being a "Renewal Date"), to extend the Term for an additional period of ten (10) years (each such period being referred to herein as "Renewal Term"), upon written notice to Landlord in recordable form at least one (1) year prior to the next Renewal Date (each such notice, a "Renewal Notice") that Tenant is extending this Lease as of the next Renewal Date for the next Renewal Term. If Tenant fails to provide any Renewal Notice, Landlord shall provide to Tenant a reminder notice that Tenant has failed to provide the required Renewal
Notice, and Tenant shall have thirty (30) days after receipt of such reminder notice to give the required Renewal Notice, time being of the essence. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

            (c) If Tenant does not exercise its option pursuant to Paragraph 5(b) to extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability and (ii) upon reasonable prior notice to Tenant show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times during business hours as Landlord may select.

        6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent") and on the dates described in Paragraphs 1 and 2 of Exhibit "D" (each such date being a "Basic Rent Payment Date"). Basic Rent shall be paid to Landlord at its address set forth above and/or to such one other Person, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof) in funds available to Landlord or such other Person on each Basic Rent Payment Date.

        7. Additional Rent.

            (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                  (i) except as otherwise specifically provided herein, all costs and expenses of Tenant, and all reasonable costs and expenses of Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims (including any contest or prosecution in connection therewith) under insurance covering any of the Leased Premises, (F) the prosecution or defense of any litigation related to the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord and arising from an act or omission of Tenant provided, however, that in the event of legal action between Landlord and Tenant where Tenant is the prevailing party, Landlord shall pay Tenant's reasonable costs and attorneys' fees, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant,
(I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with the preparation, negotiation and execution of this Lease, or incurred in connection with any act undertaken by Landlord (or its counsel) at the written request of Tenant, or incurred in connection with any act of Landlord performed on behalf of Tenant if Tenant is obligated to take such action under this Lease and has refused to do so within the period required herein or if no such period is specified, within a reasonable time following notice from Landlord, (J) the commitment for and the financing of the Initial Loan pursuant to the Initial Loan Commitment, including commitment fees, net interest cost to Landlord from July 1, 1996 to the closing of the Initial Loan (if the Initial Loan does not close on or before July 1, 1996), a "funding failure" fee equal to $62,540 if the Initial Loan fails to close, title premiums, inspection costs, and mortgage and recording taxes and costs (provided, however, that Tenant shall not be obligated to pay any such costs and expenses which result from the failure of the Initial Loan to close by July 1, 1996, or the failure of the Initial Loan to close at all, if Tenant has performed its obligations under Article VI of the Construction Agency Agreement, and Tenant and Guarantor are otherwise prepared to satisfy the conditions of the Initial Loan Application that pertain to them, and the Initial Loan Application has not been terminated by reason of any act by or circumstance relating to Tenant or Guarantor), and (K) any other items specifically required to be paid by Tenant under this Lease;

                  (ii) after the date all or any portion of any installment of Basic Rent is due and not paid, an amount ("Late Charge") equal to five percent (5%) of the amount of such unpaid installment or portion thereof, provided, however, that with respect to the first late payment in any Lease Year the Late Charge shall not be due and payable unless two (2) days have elapsed elapsed following telephonic notice followed by facsimile notice that such payment has not been received;

                  (iii) a sum equal to any additional sums (including any late charge, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or nonpayment of Basic Rent or by reason of an Event of Default; and

                  (iv) interest at the rate (the "Default Rate") of three percent (3%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when Tenant has received notice that any such amount has become overdue.

            (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord's demand for payment thereof, and
(ii) any other Additional Rent, within thirty (30) days after Landlord's demand for payment thereof.

            (c) In no event shall amounts payable under Paragraph 7(a)(ii),
(iii) and (iv) exceed the maximum amount permitted by applicable Law.

        8. Net Lease; Non-Terminality.

            (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

            (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following: (i) any damage to or theft, loss or destruction of any of the Leased Premises, (ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of this Lease, (iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, including the Construction Agency Agreement,
(v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of Paragraph 4(b) or any other provision of reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises, (xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

            (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Bankruptcy Code).

            (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

        9. Payment of Impositions.

            (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to the any of Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen, or extraordinary, imposed upon or assessed against (i) Tenant's possessory interest in the Leased Premises, (ii) any of the Leased Premises,
(iii) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or
(iv) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (iv)) Landlord has agreed to pay and that is normal and customary for similar financings (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge),
(B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or Lender or (C) any capital gains or other tax imposed on Landlord in connection with the sale of the Leased Premises to any Person, except for any transfer or recording tax payable in connection with a sale to Tenant or its designee. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord, (1) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (2) within thirty (30) days following Landlord's request, (A) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority and (B) receipts for payment of all other Impositions.

            (b) Landlord shall have the right during the existence of an Event of Default to require Tenant to pay to Landlord or Lender, if required by the terms of any Mortgage, an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord and not Lender, the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest shall accrue thereon for the benefit of Tenant and which shall serve as additional security for the obligations of Tenant hereunder from the date such monies are received by or on behalf of Landlord to the date such monies are disbursed to pay Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord or Lender, as the case may be.

        10. Compliance with Laws and Easement Agreements; Environmental Matters.

            (a) Tenant shall, at its expense, be in material compliance with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to be in material compliance with and conform to, all Insurance Requirements and Legal Requirements (except that Tenant and the Leased Premises shall be in absolute compliance with all applicable Environmental Laws pertaining to the Leased Premises). Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation.

            (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which consent shall not be unreasonably conditioned. If Landlord fails to respond to any request for consent to any such alteration, modification, amendment or termination of an existing Easement Agreement, or for consent to any new Easement agreement, in any case within ten
(10) days after receipt of Tenant's request therefor, Landlord shall be deemed to have given such consent. Any such Easement Agreement, as altered, modified or amended, or any such new Easement Agreement, shall automatically be a Permitted Encumbrance.

            (c) Not more frequently than once every three (3) years and at any other time required by a Lender or if in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation exists, upon prior written notice from Landlord, Tenant shall permit such professional environmental consultants as Landlord may designate ("Site Reviewers") to visit the Leased Premises at reasonable times and upon reasonable prior notice to Tenant and perform environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation or any condition which could reasonably be expected to result in any Environmental Violation. Such Site Assessments may include both above and, if a reasonable basis exists to believe that an Environmental Violation exists or if reasonably recommended by a Site Reviewer, below the ground testing for Environmental

Violations and such other tests (other than below the ground or groundwater testing except as permitted above) as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. Not more frequently than once every three (3) years during the Term Tenant shall pay up to $7,000 of the Cost of a Phase I Site Assessment for each Related Premises except that, if an Environmental Violation is found to exist, Tenant shall pay all of the costs of performing and reporting any Site Assessments required by Landlord or Lender with respect to such Environmental Violation.

            (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of the same is likely to exceed $500,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, reasonable financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws.

            (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist with respect to any Related Premises that in the reasonable opinion of Landlord causes the fair market rental value of such Related Premises to be less than would otherwise be the case and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect with respect to such Related Premises but at a monthly rent equal to the fair market rental value of such Related Premises absent such Environmental Violation beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

            (f) If, in Landlord's reasonable discretion, Tenant fails to promptly commence to comply and diligently pursue compliance with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right, at Tenant's expense (but no obligation), to take any and all actions as Landlord shall deem reasonably necessary or advisable in order to cure such Environmental Violation.

            (g) Tenant shall notify Landlord immediately after becoming aware of any violation of any Environmental Law or other material Environmental Violation (or alleged violation of any Environmental Law or other material Environmental Violation) and upon the request of Landlord shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation.

            (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party; thereto which are comparable to the covenants contained in this Paragraph 10(b), (c), (f) and (g).

        11. Liens; Recording.

            (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on and of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

            (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in any of the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

        12. Maintenance and Repair.

            (a) Tenant shall at all times maintain each Related Premises and the Adjoining Property in as good repair and appearance as each is in on the Final Completion Date and fit to be used for their intended use in accordance with recognized industry standards and, in the case of the Equipment, in good mechanical condition, in all cases except for ordinary wear and tear. Tenant shall take every other reasonable action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

            (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining any of the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting any of the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving a demand to remove or correct such condition from a Person entitled to make such demand, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

        13. Alterations and Improvements.

            (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender, to make Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $1,000,000 with respect to any Related Premises and to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $1,000,000, so long as at the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any Alterations, series of related Alterations or Equipment or accessions thereto is in excess of the amounts specified above, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld, delayed or conditioned. Tenant shall not construct upon the Land any additional buildings costing in excess of $1,000,000 without having first obtained the prior written consent of Landlord and Lender, such consent not to be unreasonably withheld, conditioned or delayed. If Landlord or Lender fails to respond to any written request for consent within thirty (30) days after receipt of such consent, such consent shall be deemed given.

            (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or Paragraph 34 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as "Work"), then (i) as to Work other than Work done pursuant to a Legal Requirement, the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements,
(iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall function in a manner that is the better of (A) the functioning of the Equipment or parts being replaced or (B) the functioning of similar Equipment or parts in other warehouses owned or used by Tenant, (vi) subject to Tenant's rights under Paragraph 14, Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work (except for additions that are paid for by Tenant and can be readily removed without substantial damage to the Improvements and are not a replacement for any of the Improvements or Equipment) shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent reasonably requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

        14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13, (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) or (d) comply with any Legal Requirements (such non-compliance with the terms hereof being hereinafter referred to collectively as "Permitted Violations"), so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount, validity or interpretation thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefore by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any material interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. If the amount being contested is reasonably estimated by Landlord to be in excess of Two Hundred Fifty Thousand Dollars ($250,000) or if otherwise required by the terms of the Mortgage, Tenant shall provide Landlord security which is satisfactory in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected if Tenant's contest is unsuccessful, including all Costs, interest and penalties that may reasonably be expected to be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless a Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

        15. Indemnification.

            (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") for, from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity (other than those based on the gross negligence or willful misconduct of such Indemnitee or based on activities by such Indemnitee in connection with the sale or reletting of the Leased Premises to any Person except a sale to Tenant or its designee and except for activities that are based on representations by or obligations and liabilities of Tenant or Guarantor), arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party and which relates to the Leased Premises, any Legal Requirement or any Permitted Encumbrance or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

            (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel at its expense and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant.

            (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

            (d) For the sole purpose of effecting the indemnification obligations under this Lease and not for the benefit of any employees of Tenant or Guarantor or any third parties unrelated to the parties indemnified under this Lease Tenant specifically and expressly waives any immunity that may be granted it under the Washington State Industrial Insurance Act, Title 51 RCW. (Tenant's Initials: WRS). Further the indemnification obligations under this Lease shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable to or for any third party under Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts.

        16. Insurance.

            (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                  (i) Insurance against physical loss or damage to the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (to the extent that a Related Premises is in a flood zone) and earthquake coverage (to the extent any Related Premises is in a critical earthquake zone) in amounts not less than the actual replacement cost of the Improvements and Equipment, subject to a deductible or self-insurance retention not to exceed $500,000 except that with respect to earthquake coverage, the deductible or self-insurance retention shall not exceed 5% of replacement cost as long as such insurance is available. Such policies shall contain Replacement Cost and Agreed Amount Endorsements.

                  (ii) Commercial general liability and automobile liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate, subject to a deductible or self-insurance retention not to exceed $500,000 including but not limited to garagekeepers liability, non-owned and hired automobile liability and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits, up to a maximum of $50 million, as may be reasonable and customary for properties of this size and type.

                  (iii) Worker's compensation insurance covering all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Worker's Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State or States in which the Leased Premises are located.

                  (iv) Comprehensive boiler and machinery insurance on any of the Equipment or any other equipment on or in the Leased Premises including but not limited to service interruption, expediting expenses, ammonia contamination, hazardous clean-up and comprehensive object definition, in an amount not less than $15,000,000, subject to a deductible or self-insurance retention not to exceed $500,000 for damage to property resulting from such covered perils as found in a standard comprehensive boiler & machinery policy.

                  (v) Business income/interruption insurance to include loss of rents at limits sufficient to cover 100% of the annual rental income on an actual loss sustained basis with a period of indemnity not less than one year from the time of loss, subject to deductible or self-insurance retention not to exceed $500,000.

                  (vi) During any period in which substantial Alterations at any Related Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require.

                  (vii) Such other insurance which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

            (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:VIII or above (provided that any carrier providing such insurance which is not rated by Best shall also be deemed acceptable unless Landlord objects to such carrier within ten (10) days of receipt of notice by Landlord that such carrier is providing coverage). The insurance policies shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof, unless such coinsurance requirements are waived in writing by the insurer. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord, Lender and Tenant as loss payees and as their interests may appear. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance in compliance with Paragraph 16(a).

            (c) Each insurance policy referred to in clauses (i), (iv), (v) and
(vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled except after thirty (30) days' prior written notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder with respect to the Leased Premises shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event of default therein or (iv) any change in title to or ownership of Landlord's fee simple interest in any of the Leased Premises.

            (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence thereof prior to the expiration date of such policy, and shall promptly deliver to Landlord copies of all such insurance certified by a senior officer of Tenant to be true and correct.

            (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16. A copy of each such "blanket" or umbrella policy certified by a senior officer of Tenant to be true and correct shall promptly be delivered to Landlord.

            (f) Replacement costs of Improvements and Equipment may be redetermined not more frequently than once every twelve (12) months at the Landlord's request and shall be determined based on insurance carrier trends for corporations of established reputation engaged in the same or similar business of the Tenant.

            (g) Tenant shall promptly comply with and conform to (i) all provisions of each insurance policy required by this Paragraph 16 and (ii) all reasonable requirements of the insurers thereunder applicable to Landlord, Tenant (in connection with the Leased Premises) or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

            (h) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord copies thereof certified by a senior officer of Tenant.

            (i) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

            (j) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                (i) The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord, Lender and Tenant as loss payees, as their interests may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in Paragraph 16(a)(v) shall name Tenant as insured and Lender and

Landlord as loss payees to the extent of amounts payable by Tenant under the Lease.

                (ii) Each insurer is hereby authorized and directed to make payment of insurance proceeds in excess of $500,000, or if an Event of Default exists, in any amount directly to Landlord or, if required by the Mortgage or requested by Lender pursuant to the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. If no Event of Default exists, proceeds up to and including $500,000 shall be paid directly to Tenant.

        17. Casualty and Condemnation

            (a) If any Casualty occurs the insurance proceeds for which is reasonably estimated by Tenant to be equal to or in excess of One Hundred Thousand Dollars ($100,000), Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers, and Landlord shall have the right to join with Tenant if the amount of any such claim is in excess of Five Hundred Thousand Dollars ($500,000). Any adjustment, settlement or compromise of any such claim in excess of $500,000 shall be subject to the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to prosecute or contest any such claim, adjustment, settlement or compromise and, in connection therewith, Tenant hereby irrevocably assigns to Landlord any and all interest it has or may have in such claim. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection or compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies in excess of $500,000 directly to Landlord or, if required by the Mortgage or requested by Landlord or Lender pursuant to the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

            (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. Landlord and Lender are authorized to collect, settle and compromise, in their discretion (and, if no Event of Default exists, upon notice to Tenant), the amount of any Net Award. Provided that no Event of Default has occurred and is continuing,

Tenant shall be entitled to participate with Landlord and Lender in any Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord and Lender, which shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder.

            (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations, except as provided in Paragraph 19(c). Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the Leased Premises as nearly as practicable to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). Upon the receipt by Landlord of the entire Net Award of such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award Available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

        18. Termination Events.

            (a) If (i) all of any Related Premises shall be taken by a Taking or
(ii) any substantial portion of any Related Premises shall be taken by a Taking or all or any substantial portion of any Related Premises shall be totally damaged or destroyed by a Casualty and, in any such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Related Premises, (any one or all of the Related Premises described in the above clauses
(i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within thirty (30) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within thirty (30) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice (a "Termination Notice") of the Tenant's option to terminate this Lease as to the Affected Premises in the form described in Paragraph 18(b).

            (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease as to the Affected Premises on the first Basic Rent Payment Date which occurs at least ninety (90) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to purchase the Leased Premises for a price equal to the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenant described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine Fair Market Value.

            (c) If Landlord shall reject such offer to terminate this Lease as to the Affected Premises by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty
(30) days following the Fair Market Value Date, then this Lease shall terminate as to the Affected Premises on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen as to the Affected Property (collectively, "Remaining Obligations") on or prior to the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate as to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder as to the Affected Premises shall terminate except for any Surviving Obligations, (ii) Tenant shall promptly vacate and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then on the Termination Date Tenant shall assign to Landlord all of its right, title and interest, if any, in and to the Net Award.

            (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord or Lender, if the Mortgage requires or permits Lender to so require, the Termination Amount and all Remaining obligations and, if requested by Tenant, Landlord shall convey to Tenant or its designee the Affected Premises or the remaining portion thereof, if any, all in accordance with Paragraph 20.

            (e) In the event of the termination of this Lease as to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect as to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining Premises.

        19. Restoration; Reduction of Rent.

            (a) If (on the basis of a cost breakdown provided by Tenant) the cost of restoration in the event of a Casualty is reasonably estimated by Landlord and Lender to be Five Hundred Thousand ($500,000) or less, then, so long as an Event of Default has not occurred and is continuing, such amount shall be paid to and retained by Tenant, and Tenant shall promptly restore the Related Premises in accordance with and subject to Paragraph 12 and Paragraph 13 hereof. As long as an Event of Default has not occurred and is continuing, any Net Award in excess of Five Hundred Thousand ($500,000) that is paid to Landlord or Lender shall be made available to Tenant for restoration of the Leased Premises and Landlord (or Lender if required by any Mortgage) shall hold such Net Award in a separate trust fund not commingled with any other funds (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                (i) prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, (B) Landlord and Lender shall be provided with mechanics' lien insurance or an acceptable payment bond which insures satisfactory payment for the restoration, is in an amount and form and have a surety reasonably acceptable to Landlord, and name Landlord and Lender as additional dual obligees;

                (ii) at the time of any disbursement, no Event of Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged;

                (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) conditional waivers of liens, (C) a satisfactory bringdown of title insurance and (D) other evidence of cost and payment so that Landlord and Lender can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president or the Director of Property Management of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                (v) Landlord may retain ten percent (10$) of the restoration fund until 50% of the restoration is fully completed;

                (vi) the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a commercially available rate; and

                (vii) such other reasonable conditions consistent with customary construction loan disbursement practices as Landlord or Lender may impose.

            (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as reasonably determined by Landlord or Lender, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord or Lender, if so required or permitted by the terms of the Mortgage, to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

            (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining Sum") shall be retained by Landlord or Lender, each installment of Basic Rent payable on or after the date on which the Net Award is paid to Landlord shall be reduced by a fraction, the denominator of which shall be the total amount of all Basic Rent due from such date to and including the last day of the Term and the numerator of which shall be the amount of such Net Award retained by Landlord and/or Lender.

        20. Procedures Upon Purchase.

            (a) If the Leased Premises or any of the Related Premises are purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant or its designee shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises or the applicable Related Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises or the applicable Related Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

            (b) Upon the date fixed for any such purchase of the Leased Premises or any of the Related Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender and allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant on terms and conditions reasonably satisfactory to Landlord and Tenant, pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder with respect to the applicable

Related Premises (but not with respect to the Remaining Premises) shall terminate, except any Surviving Obligations.

            (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or,
(ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then, except as specifically provided in the following sentence, (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination. If, however, the delay for completion of such purchase is caused solely by an act of or failure to act by Landlord, Tenant's obligation to pay Rent until completion of the purchase shall be limited to that portion of Basic Rent equal to the payments of principal and interest payable on the Loan, and such payments shall be payable directly to the Lender and shall be credited against the purchase price payable by Tenant to Landlord.

            (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord.

        21. Assignment and Subletting.

            (a) (i) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary ("Preapproved Assignment") to assign this Lease by operation of law or otherwise to any Person ("Preapproved Assignee") (A) that is an Affiliate of Tenant or (B) which immediately following such assignment has, or is a direct or indirect subsidiary of a parent corporation that has executed (or will, as a condition to such assignment, execute) a guaranty of the obligations of Tenant hereunder substantially in the form of the Guaranty and has, a publicly traded unsecured senior debt rating that is the higher of (1) the then publicly traded unsecured senior debt rating of Guarantor or (2) a rating of "A" or better from Moody's Investors Services, Inc. or a rating of "A" or better from Standard & Poor's Corporation (or in the event both of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender).

                (ii) If Tenant desires to assign this Lease to a Person ("Non-Preapproved Assignee") who would not be a Preapproved Assignee ("Non-Preapproved Assignment") then Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make a Non-Preapproved Assignment submit to Landlord and Lender information regarding the following with respect to the Non-Preapproved Assignee: (A) credit, (B) capital structure, (C) management, (D) operating history, (E) proposed use of the Leased Premises and (F) risk factors associated with the proposed use of the Leased Premises by the Non-Preapproved Assignee, taking into account factors such as environmental concerns, product liability and the like. Landlord and Lender shall review such information and shall approve or disapprove the Non-Preapproved Assignee no later than the twentieth (20th) day following receipt of all such information, and Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on a review of the above-described criteria applying such review standards as are customary in private placement transactions.

                (iii) If Landlord or Lender withhold consent to the Non-Preapproved Assignment and Tenant desires to complete the Non-Preapproved Assignment, Tenant shall make a rejectable offer (the "Intended Assignment Offer") to purchase the Leased Premises for a purchase price equal to the Offer Amount and to consummate the purchase on the first Basic Rent Payment Date occurring thirty (30) days after the determination of Fair Market Value (the "Intended Assignment Purchase Date"). Notwithstanding the foregoing, if the Intended Assignment Offer is accepted by Landlord and Lender and the Non-Preapproved Assignment occurs on a date (the "Assignment Date") that is prior to the Intended Assignment Purchase Date, then, no later than the Assignment Date, Tenant shall deposit in escrow with Lender an amount (the "Deposit Amount") equal to one hundred percent (100%) of the sum of the Project Cost and any Prepayment Premium. The Deposit Amount shall be held by and invested by Landlord and the Deposit Amount, together with any interest earned thereon, shall be applied on the Intended Assignment Purchase Date to payment of the Offer Amount.

                (iv) If Landlord shall reject the Intended Assignment Offer by notice to Tenant, such notice to contain the written consent of Lender to such rejection, no later than the thirtieth (30th) day following receipt of the Intended Assignment Offer by Landlord, then this Lease shall remain in full force and effect and Landlord and Lender shall be deemed to have consented to the Non-Preapproved Assignment. Nothing provided herein-shall constitute a waiver by Landlord of the obligation of Tenant to comply with the requirements of this Paragraph 21(a)(iv) if a subsequent Non-Preapproved Assignment arises. No rejection of the Intended Assignment Offer shall be effective for any purpose unless consented to in writing by Lender.

                (v) Unless Landlord shall have rejected the Intended Assignment Offer by the foregoing notice to Tenant not later than the thirtieth (30th) day following receipt of information described in the foregoing Paragraph 21(a)(iv), Landlord shall be conclusively presumed to have accepted the Intended Assignment Offer. If the Intended Assignment Offer is accepted by Landlord, Tenant shall pay to Landlord the Offer Amount (less the Deposit Amount and interest thereon paid to Landlord) on the Intended Assignment Purchase Date and, provided that no Rent or any other charge is due and unpaid under this Lease as of the Intended Assignment Purchase Date and Tenant is otherwise in compliance with the terms of this Lease, Landlord shall convey to Tenant the Leased Premises in accordance with the provisions of Paragraph 20 of this Lease.

            (b) (i) In addition to the Silgan Subleases Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess at any time of thirty-three and one-third percent (33 1/3%) of the gross space in the Improvements for a term of up to ten (10) years (but not extending beyond the Expiration Date) with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"). Other than pursuant to a Preapproved Sublet, no portion of the Leased Premises shall be subleased during the Term to any other Person without the prior written consent of Landlord and Lender, which consent shall not be unreasonably withheld or delayed, and which consent shall be granted or withheld based on a review of the following criteria as they relate to the proposed sublessee: (1) credit, (2) capital structure, (3) management, (4) operating history and (5) the proposed use of the sublet portion of the Improvements, taking in account factors related to the proposed subtenant's use of the Leased Premises such as environmental concerns. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their reasonable review of the above-described criteria.

            (c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. Following any assignment (i) to a Person that satisfies the test for a Preapproved Assignee under clause (B) of Paragraph 21(a)(i) or (ii) to a Non-Preapproved Assignee that is approved by Lender and that immediately following the Non-Preapproved Assignment has a publicly traded unsecured senior debt rating of not less than "Baal" from Moody's Investors Services, Inc. or a rating of not less than "BBB" from Standard & Poor's Corporation (or in the event both of such rating agencies cease to furnish such ratings, then a comparable rating by a rating agency reasonably acceptable to Landlord and Lender), Tenant and Guarantor shall be deemed released from their respective obligations and liabilities under this Lease and the Guaranty that arise after the date of such Preapproved Assignment or Non-Preapproved Assignment described in clause (ii) above, as the case may be, and do not relate to any act or failure to act by Guarantor or Tenant that occurred prior to the date of such assignment. Except as specifically provided in the foregoing sentence, no assignment or sublease made as permitted by this Paragraph 21 shall affect or reduce any of the obligations of Tenant hereunder or of Guarantor under the Guaranty, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

            (d) With respect to any Preapproved Assignment or Preapproved Sublet, Tenant shall provide to Landlord information reasonably required by Landlord to establish that any proposed Preapproved Assignment or Preapproved Sublet satisfies the criteria set forth above.

            (e) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

            (f) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases, including the Silgan Subleases and any guaranty executed in connection therewith, now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any the Leased Premises, provided, however, that Landlord shall have the absolute right at any time during the existence of an Event of Default, upon notice to Tenant and any subtenants, to revoke said license and to collect such rents and sums of money and to retain the same as a credit against Rent. Tenant shall not (i) consent to, cause or allow any material modification or alteration of any of the terms, conditions or covenants of the subleases or any guaranty thereof or the termination or surrender of any sublease or guaranty thereof, (ii) anticipate Rents prior to the accrual thereof, or (iii) waive or release any tenant or guarantor thereunder from any material obligation or performance, without the prior written approval of Landlord, which consent shall not be unreasonably withheld (provided, however, that Landlord in its sole and absolute discretion may give or withhold its consent to any proposed modification to the term or rent provisions of either of the Silgan Subleases), nor shall Tenant do or permit anything to be done, the doing of which, nor omit or refrain from doing anything, the omission of which, will or could be a breach of or default in the terms of the Silgan Subleases or a material breach of or material default in the terms of any of the other subleases. Tenant shall, with respect to each sublease, observe and perform each and every condition to be performed by Tenant thereunder, give prompt notice to Landlord and Lender of any notice given or received under any sublease or guaranty thereof, enforce, short of termination, each sublease and guaranty thereof and appear in and defend any action growing out of or in any manner connected with any sublease or guaranty thereof, provided, that, if Tenant shall fail or refuse to so enforce or defend Landlord or Lender shall have such right which shall be exercisable at the sole cost and expense of Tenant.

            (g) Tenant shall have the right to grant a first lien leasehold mortgage on, or to pledge its leasehold interest in, the Leased Premises to its senior lender, and a second and a third lien leasehold mortgage on the Leased Premises to its other lenders but shall not have the power to otherwise mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any other such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void. Landlord and Lender shall execute such documents as may be reasonably requested by Tenant's lender who holds a first lien leasehold mortgage and are customarily acceptable to Landlord and Lender in order to afford to such leasehold mortgagee rights of notice and an opportunity to cure an Event of Default and the benefits of any non-disturbance and attornment agreement in favor of Tenant, provided, however, that any entity that becomes a successor tenant under this Paragraph 21(g) shall be required to be in compliance with all of the terms of this Lease.

            (h) No later than April 1, 1996 Tenant shall, and shall cause Silgan to execute the Silgan Subleases and a non-disturbance and attornment agreement in form and substance reasonably satisfactory to Landlord.

            (i) Subject to Tenant's rights under Paragraphs 38 and 39, Landlord may sell or transfer the Leased Premises (but not any Related Premises separately) at any time without Tenant's consent to any third party (a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer and such Third Party Purchaser assumes in writing the obligations of Landlord under this Lease. At the request of Landlord, Tenant, at no cost or expense to Tenant, will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder. In no event shall Tenant have any obligation to attorn to, or recognize more than one Person at one time as, Landlord.

        22. Events of Default.

            (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                (i) a failure by Tenant to make any payment of any Monetary Obligation, regardless of the reason for such failure;

                (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                (iii) any representation or warranty made by Tenant herein or by Guarantor under the Guaranty or by Tenant or Guarantor in any certificate, demand or request made pursuant hereto proves to be incorrect in any material respect when made;

                (iv) a default beyond any applicable cure period or at maturity by Tenant or Guarantor in any payment of principal or interest on any obligations for borrowed money having an outstanding principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder);

                (v) a final, non-appealable judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate shall be rendered against Tenant or Guarantor and the same shall remain undischarged for a period of sixty (60) consecutive days;

                (vi) Tenant or Guarantor shall (A) voluntarily be adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for any of the Related Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                (vii) a court shall enter an order, judgment or decree appointing, without the consent of Tenant and Guarantor, a receiver or trustee for it or for any of the Related Premises or approving a petition filed against Tenant or Guarantor, as the case may be, which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed ninety (90) days after it is entered;

                (viii) any of the Related Premises shall have been vacated or abandoned except as specifically permitted by the terms of Paragraph 36;

                (ix) Tenant or Guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                (x) the estate or interest of Tenant in any of the Related Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (94) days after it is made;

                (xi) a failure by Tenant to perform or observe, or a violation or breach of, or a misrepresentation by Tenant under, any provision of any Assignment or any other document executed by Tenant and Lender with respect to this Lease or the Loan, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan, giving the Lender the right to accelerate the Loan and such default has not been cured;

                (xii) a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of any of the Related Premises;

                (xiii) A Non-Preapproved Assignment shall occur and Tenant shall have failed to comply with the provisions of Paragraph 21(a)(iii) through (v);

                (xiv) an Event of Default (as defined in the Construction Agency Agreement) beyond any applicable cure period shall occur under the Construction Agency Agreement;

                (xv) Tenant shall fail to commence to occupy and operate any Related Premises by the forty-fifth (45th) day following the occupancy Date with respect to such Related Premises;

                (xvi) A default shall occur under Paragraph 35;

                (xvii) Guarantor shall have failed to comply with or a breach shall occur with respect to any of the representations, warranties or covenants set forth in the Guaranty;

                (xviii) Fully executed Silgan Subleases and a non-disturbance and attornment reasonably satisfactory to Landlord shall not have been delivered to Landlord by April 1, 1996; or

                (xix) Tenant shall sell or transfer or enter into an agreement to sell or transfer all or substantially all of its assets unless such sale shall include an assignment of this Lease in compliance with Paragraph 21.

            (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause
(iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xv),
(xvi), or (xix) of Paragraph 22(a); (B) the default consists of a failure to provide insurance with the types of coverage and in the amounts referred to in clauses (i), (ii), (iv), (v) and (vi) of Paragraph 16(a) (but excluding a default consisting of a failure to provide insurance which meets any of the other specific requirements in clauses (i),
(ii), (iv), (v) and (vi) of Paragraph 16(a)) or an assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable harm to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be five (5) days from the date on which notice is given, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than one (1) time within any Lease Year. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of this Paragraph 22(b) the applicable cure period shall be twenty (20) days from the date on which notice is given or, if the default cannot with reasonable diligence be cured within such twenty (20) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days), provided that Tenant shall commence to cure the default within the said twenty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default consists of a default under clause (ii) with respect to the failure to provide insurance which meets all of the requirements in clauses (i), (ii), (iv), (v) and (vi) of Paragraph 16(a), or clauses (iii), (xvii) or (xviii) of Paragraph 22(a), the applicable cure period shall be twenty (20) days from the date on which notice is given provided that the default or the granting of a cure period does not directly or indirectly cause the Lender to declare Landlord in default of the Loan.

        23. Remedies and Damages Upon Default. If an Event of Default shall have occurred and is continuing:

            (a) Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, with or without legal process, by peaceably entering any of the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of any of the Leased Premises and whether or not the Lease has been terminated, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                (ii) After repossession of any of the Leased Premises pursuant to clause (i) above, Landlord shall have the right with or without terminating this Lease and as agent of Tenant, if appropriate, to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                (iii) Landlord may, upon notice to Tenant, require Tenant to make an irrevocable offer to terminate this Lease in its entirety for an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greater of (A) the Fair Market Value of the Leased Premises or (B) the sum of the Project Cost and Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request, deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above, Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty
(30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee "as is," with all faults and without warranty in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                (iv) Landlord may declare by notice to Tenant the entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term and (B) Tenant shall have no option to extend or renew the Term.

            (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                (ii) If Landlord exercises its remedy under Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages on the date on which the same are due and payable under the terms of this Lease all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23(b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

            (c) Landlord shall be entitled to apply the Security Deposit to any amounts due under Paragraph 23(a) if this Lease shall be terminated, or, if this Lease shall remain in full force and effect, to any amounts due under Paragraph 23(b) or in the following order (i) to past due Basic Rent, (ii) to cure any other monetary Event of Default and (iii) to installments of Basic Rent in inverse order of maturity commencing with the last installment of the Term.

            (d) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

            (e) Notwithstanding anything to the contrary herein contained, if the Event of Default is solely an Event of Default under Paragraph 22(a)(iv) hereof, and such Event of Default ceases to exist prior to the date that Landlord commences a judicial action to exercise a remedy hereunder, then Landlord shall discontinue the exercise of remedies under this Paragraph 23(b) with respect to such Event of Default but not with respect to any other Event of Default.

            (f) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

            (g) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

            (h) WITH RESPECT TO ANY REMEDY OR PROCEEDING HEREUNDER, LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY.

            (i) During the existence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

            (j) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

            (k) Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

            (1) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

      24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or facsimile followed by Federal Express or other reliable delivery service or by five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen
(15) days' notice of the new address to the other party, in the manner provided above.

      25. Estoppel Certificate. At any time upon not less than ten (10) days' prior written request by Landlord Lender, or Tenant (the "Requesting Party") to Landlord or Tenant (the "Responding Party"), the Responding Party shall deliver to the Requesting Party or its designee a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Basic Rent, Additional Rent and all other Monetary Obligations have been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by an court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchase or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

      26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

      27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

      28. Books and Records.


            (a) Tenant shall keep or shall cause Guarantor to keep adequate records with respect to the Leased Premises and books of account with respect to the finances and business of Tenant generally and in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide and shall cause Guarantor to provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

            (b) Tenant shall deliver to Landlord and to Lender within ninety-five (95) days of the close of each fiscal year, annual audited financial statements of Tenant or Guarantor prepared by nationally recognized independent certified public accountants. Tenant shall also furnish to Landlord (i) within fifty (50) days after the end of each of the three remaining quarters unaudited financial statements, certified by Tenant's chief financial officer or a financial vice president together with a copy of any compliance certificate furnished by Tenant to its senior lender or lenders, (ii) as and when provided to Tenant's senior lender or lenders (A) Tenant's annual operating plan and (B) until the funding of the Initial Loan, Tenant's monthly management reporting package and (iii) all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied, except that quarterly statements shall be subject to year-end adjustments and to the absence of footnotes. All annual financial statements shall be accompanied by an opinion of said accountants stating that
(C) there are no qualifications as to the scope of the audit and (D) the audit was performed in accordance with GAAP, and the certificate of the chief financial officer or a financial vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (E) such Person knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (F) except as otherwise specified in such affidavit, that such Person has no knowledge if any respect in which Tenant has not fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

            (c) Landlord and its agents, accountants and attorneys, shall consider and treat on a strictly confidential basis (i) any information contained in the books and records of Tenant, (ii) any copies of any books and records of Tenant, and any financial statements of Tenant pursuant to Paragraph 28(b) which are delivered to or received by them. Neither Landlord nor its agents, accountants and attorneys, shall disclose any information contained in Tenant's books and records nor distribute copies of any of such books and records nor Tenant's financial statements to any other Persons without the prior written consent of the chief operating officer or the financial vice president of Tenant.

            The restrictions contained in this Paragraph 28(c) shall not prevent disclosure by Landlord any information that is generally available to the public or in any of the following circumstances:

                  (i) Upon the order of any court or administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise;

                  (ii) Upon the request, demand or requirement of the Securities and Exchange Commission (the "SEC") or otherwise upon the request, demand or requirement of any other regulatory agent or authority having jurisdiction over such party, but subject to the consent of Tenant, which shall not be unreasonably withheld and shall be deemed given if required by law;

                  (iii) That has been publicly disclosed by Tenant in a press release or other public announcement of general circulation;

                  (iv) To counsel or accountants for Landlord who has agreed to abide by the provisions of this Paragraph 28(c);

                  (v) While an Event of Default exists, in connection with the exercise of any right or remedy under this Lease or any other related document;

                  (vi) Independently developed by Landlord to the extent that confidential information provided by Tenant is not used to develop such information;

                  (vii) With respect to financial information and information that Landlord, the SEC or its attorneys deem to be material, in any reporting to the shareholders of Landlord or the shareholders or prospective shareholders (whether through a registered public offering or otherwise) of Landlord's parent company;

                  (viii) In connection with any sale, financing or refinancing of the Leased Premises, provided that any recipient of such information shall agree to be bound by the terms of this Paragraph 28(c);

                  (ix) From Landlord to Lender; or

                  (x) As otherwise required by Law.

      29. Determination of Value.

            (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                  (i) Landlord and Tenant shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Affected Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), (C) Tenant provides Landlord with an Intended Assignment Notice pursuant to Paragraph 21(a)(iii), (D) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to purchase the Leased Premises pursuant to Paragraph 23(a)(iii), or (E) Tenant provides Landlord with notice pursuant to Paragraph 38(a) of its intention to exercise its option to purchase the Leased Premises. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

                  (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market Value as so agreed shall be binding and conclusive.

                  (iii) If such two appraisers shall be unable to agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                  (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                  (v) If a third appraiser is selected, Fair Market Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                  (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such registration.

                  (vii) The Cost of the procedure described in this Paragraph 29(a) above shall be borne entirely by Tenant.

            (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended with respect to the Leased Premises or the Affected Premises, as applicable, to the date specified for termination in the particular provision of this

Lease pursuant to which the determination of Fair Market Value is being made.

            (c) "Fair Market Value" of the Leased Premises or any Related Premises, as the case may be, and the context may require, shall mean (i) for all purposes except for the determination of the Default Termination Amount, the fair market value of the Leased Premises or Related Premises, as the case may be as of the Relevant Date as affected and encumbered by this Lease, without any assumption that the Term will or will not be extended for any of the extension periods provided for herein, or (ii) for the purpose of a determination of the Default Termination Amount, the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for all extension periods provided for herein. For purposes of determining Fair Market Value under clause (i) of the foregoing sentence, the appraisers shall:

            (I) determine the Basic Rent payable hereunder during the remainder of the Initial Term or then effective Renewal Term, assuming that CPI increases during the remainder of the Initial Term will occur at the same average rate of increase as during the portion of the Term already then past; and then

            (II) discount such Basic Rent so as to represent a present value, using a discount rate intended to represent the market capitalization rate applicable to long-term lease obligations of the Tenant (based on the credit standing of the Tenant), as affected by the location (or locations) of the Related Premises; and then

            (III) determine the assumed future replacement cost of the Improvements at the end of the Initial Term, using Landlord's Share of Project Costs and assuming increases therein using the Means Construction Cost Index (the "Means Index") for the portion of the Term already past and increases in the Means Index which occur at the same average rate of increase thereafter until the end of the Term; and then

            (IV) subtract from such assumed future replacement cost physical depreciation and functional obsolescence (but not external obsolescence) applicable to the Improvements as of the end of the Term; and then

            (V) discount the result obtained under the foregoing clause (IV) so as to represent a present value, using a discount rate based on the market capitalization rate for properties similar to the Related Premises in the location or respective locations of the Related Premises; and then

            (VI) add together the present values determined under the foregoing clause (II) and (V).

      30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, officer, general partner, limited partner, employee or agent of Landlord, or any general partner of Landlord, any of its general partners or shareholders (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or (d) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W.P. Carey & Co., Inc., W.P. Carey Incorporated and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

      31. Financing. If Landlord desires to obtain or refinance any Loan, Tenant, except as otherwise provided in Paragraph 7(a)(i), shall, at no cost to Tenant, negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant agrees, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including a Certificate of No Default with respect to its then existing credit agreements, any environmental indemnity agreement which shall contain substantially similar provisions to the applicable provisions in this Lease and any subordination, non-disturbance and attornment agreement, so long as in any such case the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

      32. Subordination. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide, in form and substance reasonably satisfactory to Tenant, for the recognition of this Lease and all Tenant's rights hereunder by any purchaser at foreclosure or acceptance of a deed in lieu thereof unless and until an Event of Default exists, that the Lender recognizes and agrees to be bound by the provisions of Paragraphs 16, 17 and 19 of this Lease, and, with respect to any Loan after the Initial Loan, that the Lender agrees to release the Mortgage insofar as it encumbers Abandonment Premises under Paragraph 36 hereof upon such terms and conditions as may be agreed to between Lender and Landlord, but which shall not require a payment to Lender in excess of the Abandonment Offer Amount or otherwise impose conditions upon such release not within the control of Landlord.

      33. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under
Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as business expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

      34. Financing Major Alterations.

            (a) Should Tenant, during the Term of this Lease, desire to make Alterations to any of the Leased Premises which are not readily removable without causing material damage to the Leased Premises and which will cost in excess of $500,000 as to any one of the Related Premises or $500,000 in the aggregate as to the Leased Premises ("Major Alterations"), Tenant shall, prior to the commencement of construction of such Major Alterations, offer by written notice to Landlord (a "Payment Offer") to accept payment from Landlord for the costs (the "Alteration Cost") thereof, to wit: cost of labor and materials, financing fees, legal fees, survey, title insurance and other normal and customary loan or construction costs.

            (b) Should Landlord accept Tenant's offer, which acceptance shall be made in writing within sixty (60) days after receipt by Landlord of such offer, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written agreement of modification of this Lease, which agreement shall provide for the following:

                  (i) payment by Landlord to Tenant of the Alteration Cost within one hundred twenty (120) days of the date of Landlord's acceptance of such Payment Offer, or in installment payments as agreed, or on the date of completion of the Major Alterations, whichever shall be the later;

                  (ii) an increase in the annual Basic Rent payable during the Amortization Period (as hereinafter defined) to an amount sufficient to amortize the Alteration Cost ("Total Financing") over a period (the "Amortization Period") which shall be the remainder of the then current Term and, if Tenant so elects, any additional extension periods provided for herein (so long as Tenant shall confirm any such extension periods included in the Amortization Period by a written waiver of its right to give notice of its intention not to renew this Lease prior to the expiration of such extension periods), at such rate of interest and upon such other terms as shall be agreed upon between Landlord and Tenant, but which shall be no less favorable than the prevailing interest rate and terms for unsecured loans in a principal amount equal to the Total Financing for borrowers with credit ratings equivalent to that of Tenant's at that time;

                  (iii) provide a rate of return to Landlord on Landlord's equity investment in the Leased Premises equal to that enjoyed by Landlord hereunder immediately prior to such proposed increase in Basic Rent; and

                  (iv) such other changes and amendments to this Lease as may be necessary and appropriate in view of such payment of the Alteration Cost by Landlord to Tenant.

Tenant shall pay all Costs incurred by Landlord in connection with any such modification to this Lease and such financing, including closing costs, brokerage fees, taxes, recording charges and legal fees and expenses.

            (c) To the extent that the terms of the Mortgage or any other document encumbering any of the Leased Premises shall require the consent of Lender and/or the holder or holders of any encumbrance on any of the Leased Premises (the "Encumbrancers") to the addition or construction of any Major Alterations or to the financing thereof by Landlord, the rights and obligations of Landlord and Tenant under Paragraph 12 and this Paragraph 35 are expressly conditioned upon Tenant's obtaining, prior to the commencement of any construction, the Encumbrancers' written consent to such construction and to Landlords obtaining, in the event Landlord has accepted Tenant's offer to accept payment for the Major Alterations, the Encumbrancers' written consent to such financing.

            (d) Should Tenant's offer to accept payment for the Major Alterations not be accepted by Landlord within said sixty (60) day period, or should Landlord and Tenant be unable in good faith to agree upon the terms of the modification of this Lease, Tenant shall, subject to the provisions of Paragraph 13 of this Lease, have the right to construct the Major Alterations at Tenant's sole cost and expense. In any event, the construction of the Major Alterations shall be performed in accordance with the provisions of Paragraph 12 hereof and the Major Alterations shall be the property of Landlord and part of the Leased Premises subject to this Lease.

            (e) Nothing contained in this Paragraph 34 shall be construed to modify Paragraph 13 hereof, and the provisions of Paragraph 12 and Paragraph 13 shall apply to all Major Alterations made or constructed hereunder provided, however, that Landlord's consent shall be required for all Major Alterations.

      35. Security Deposit.

            (a) Concurrently with the execution of this Lease, Tenant shall deliver to Landlord an irrevocable Letter of Credit (the "Letter of Credit") in the original face amount of one Million Three Hundred Thousand and No/100 Dollars ($1,300,000) (as increased pursuant to the following sentence, the "Security Deposit") issued by Bank of America or another bank selected y Tenant and reasonably acceptable to Landlord and in form and substance satisfactory to Landlord. The Security Deposit shall be increased to $2,600,000 on January 1, 1996, to $3,900,000 on April 1, 1996, and on the later of July 1, 1996 or the Yakima Funding Deadline the Security Deposit shall be in the amount of and shall be maintained at an amount equal to two times the annual Basic Rent for the first year of the Initial Term, and on the earlier of the closing of the Initial Loan or the date the Tenant has performed or is prepared to perform its obligations under Article VI of the Construction Agency Agreement in order to close the Initial Loan and provided that at such time the Initial Loan Application has not been terminated by reason of any act by or circumstance relating to Tenant or Guarantor, the amount of the Security Deposit shall be reduced so as to be equal to the annual Basic Rent for the first year of the Initial Term, and in each such instance the Letter of Credit shall be reissued or amended accordingly. The Letter of Credit shall remain in full force and effect until satisfaction of one of the conditions set forth in the following subparagraph (b) provided, however, that all or any portion of the Security Deposit may be in cash (U.S. dollars) ("Cash Security"), in which event the required amount of the Letter of Credit shall be reduced by the amount of the Cash Security. The Cash Security shall not be commingled with other funds of Landlord or other Persons and interest shall accrue thereon for the benefit of Tenant from the date the Cash Security is withdrawn and applied or released in accordance with the terms of this Lease. The Security Deposit shall be security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein and during the existence of an Event of Default may be applied as provided in Paragraph 23(c) hereof. The Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof, unless Cash Security is substituted therefor. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on the Letter of Credit and to deposit the Security Deposit in any account for the benefit of Landlord or to declare an Event of Default. If at any time Rent is not paid as and when due, Landlord shall have the right to draw on the Letter of Credit or withdraw Cash Security to make such payment, and within twenty-four (24) hours of such draw or withdrawal Tenant shall replenish the Security Deposit.

            (b) On the earliest to occur of any of the following conditions and provided that an Event of Default does not then exist, the Letter of Credit or Cash Security and interest earned thereon, as the case may be, shall be released to Tenant and thereafter no Security Deposit shall be required:

                  (i) If Tenant or Guarantor has received with respect to its senior unsecured debt a credit rating of Baa from Moody's Investors Services, Inc. or a credit rating of BBB from Standard and Poor's Corporation; or

                  (ii) If at any time after the first day of the fifth year of the Initial Term (but in no event earlier than November 30, 2000) the Consolidated Fixed Charge Coverage Ratio of Guarantor and its Consolidated Subsidiaries is not less than 2:1 and the Indebtedness to EBITDA Ratio of Guarantor and its Consolidated Subsidiaries is not greater than 4:1 as of the last day of the most recently completed four (4) fiscal quarters of Guarantor; or

                  (iii) The Initial Term shall have expired on the Expiration Date.

            (c) For the purpose of this Paragraph 35, the following terms shall have the following meanings:

      "Consolidated Fixed Charge Coverage Ratio" shall mean the ratio of EBITDA to Consolidated Interest Expense.

      "Consolidated Interest Expense" shall mean the total interest expense of Guarantor and its Consolidated Subsidiaries, determined in accordance with GAAP.

      "Consolidated Net Income" means the aggregate of the net income (or loss) of Guarantor and its Consolidated Subsidiaries, determined in accordance with GAAP.

      "Consolidated Subsidiaries" means, at any particular time, Tenant and those other subsidiaries of Guarantor whose accounts either (i) are consolidated with those of Guarantor or (ii) should be consolidated with those of Guarantor in accordance with GAAP.

      "EBITDA" means (i) Consolidated Net Income (excluding items considered extraordinary items under GAAP), plus (ii) all Consolidated Interest Expense, income tax expense, depreciation and amortization (including amortization of any goodwill or other intangibles), minus (iii) gains (plus losses) attributable to any asset sales otherwise included in clause (j) above and plus (iv) any other non-cash charges which have been subtracted in calculating Consolidated Net Income.

      "Fiscal quarter of Guarantor" means each of the four quarter periods within the fiscal year of Guarantor and its Consolidated Subsidiaries which commences on July 1st.

      "GAAP" means generally accepted accounting principles in effect from time to time.

      "Indebtedness" means at any date, without duplication, (a) any liability to the extent it would appear as a liability upon obligor's balance sheet prepared on a consolidated basis in accordance with GAAP, (i) for borrowed money evidenced by a bond, note, debenture or similar instrument (other than a letter of credit or a trade payable or a current liability arising in the ordinary course of business) and (ii) for the monetary obligation regarding a lease of property that, in accordance with GAAP, should be reflected as a capital lease on obligor's balance sheet and (b) any liability of others that obligor has guaranteed or that is otherwise its legal liability, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the normal course of business and except guaranties of obligations of any subsidiary of Guarantor.

            (d) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of the Letter of Credit (or as the holder of the Cash Security Account) during the term of the applicable Loan and, upon such designation, such designated Lender shall have all of the rights and obligations of Landlord under this Paragraph 35. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the beneficiary of the Letter of Credit (or the holder of Cash Security Account) as hereinabove provided.

      36. Economic Abandonment. Provided that an Event of Default does not exist, Tenant shall have the right at any time after the fifth (5th) year of the Initial Term (but, in no event earlier than November 30, 2000) to terminate this Lease with respect to one of the Related Premises (such Related Premises, an "Abandonment Premises") that Tenant shall have determined that the Abandonment Premises shall not be used for at least seven (7) years in its business operations. In the event Tenant elects to exercise such right, Tenant shall give notice (the "Abandonment Notice") to Landlord (with a copy to Lender) of its intention so to terminate this Lease as to the Abandonment Premises, no later than nine (9) months prior to the date (the "Abandonment Date") of such intended termination, which notice shall specify the Abandonment Date and shall contain (a) an irrevocable offer of Tenant to terminate this Lease as to the Abandonment Premises on the Abandonment Date for the Abandonment Offer Amount and (b) a certificate of Tenant (i) stating that the Abandonment Premises are no longer economic for Tenant's continued use and occupancy in its business operations, (ii) specifying in reasonable detail the reasons therefor and (iii) certifying that Tenant then intends forever to abandon its operations at the Abandonment Premises, which certificate shall be conclusively binding upon Landlord and Tenant, and (c) a resolution of the Board of Directors of Tenant authorizing such notice.

      Tenant may exercise its rights under this Paragraph 36 only one time and only with respect to one of the Related Premises.

      The Abandonment Offer Amount shall be the sum of (A) (i) 110% of (ii) Landlord's Share of Project Costs with respect to the Abandonment Premises, reduced by the portion of the Acquisition Fee allocated to the Abandonment Premises according to the percentages specified in Exhibit "F" attached hereto and made a part hereof, and (B) any Prepayment Premium which Landlord will be required to pay in prepayment of any Loan with proceeds of the Abandonment Offer Amount. Promptly upon the delivery of such notice from Tenant to Landlord, Landlord and Tenant shall commence to determine such Fair Market Value in accordance with the procedure specified in Paragraph 29.

      Landlord shall accept or reject such offer by notice to Tenant given not later than ninety (90) days prior to the Abandonment Date. If Landlord shall reject such offer, which rejection shall not be valid unless accompanied by the written consent of Lender thereto, then upon (i) payment of all Rent and any other sums due and unpaid hereunder as of the Abandonment Date and (ii) compliance by Tenant with all other obligations and liabilities under this Lease which have arisen on or prior to the Abandonment Date, this Lease shall terminate as to the Abandonment Premises on the Abandonment Date and Tenant shall immediately vacate and have no further right, title or interest in or to any of the Abandonment Premises.

      After the Abandonment Date, whether or not Landlord shall have accepted or rejected Tenant's offer, the terms of this Lease will remain in full force and effect with respect to the remaining Related Premises except that the Basic Rent will be that percentage of the then Basic Rent which is allocated to the remaining Related Premises as set forth on Exhibit "F" attached hereto and made a part hereof.

      Unless Landlord shall have rejected such offer by the foregoing notice to Tenant not later than the ninetieth (90th) day prior to the Abandonment Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord, Tenant shall pay to Landlord the Abandonment Offer Amount on the Abandonment Date and, provided an Event of Default does not then exist hereunder, at the request of Tenant, Landlord shall convey to Tenant the Abandonment Premises in accordance with the provisions of Paragraph 20.

      Landlord shall have the right, at Landlord's sole option, to treat any vacating or abandonment of the Abandonment Premises which is prohibited pursuant to Paragraph 22(a) hereof as constituting an election by Tenant of its rights under this Paragraph 36 and as an irrevocable offer of Tenant to purchase the Abandonment Premises at the price and upon the terms hereinabove more specifically provided.

      37. Option to Purchase.

            (a) Landlord does hereby give and grant to Tenant the option to purchase the entire Leased Premises (i) for a Purchase Price (the "Purchase Price") equal to the Offer Amount and (ii) on any date (the "Option Purchase Date") during the one year period that commences on the tenth (10th) anniversary of the Initial Term Commencement Date (the "Option Period") which is mutually agreeable to Landlord and Tenant, but in any event not sooner than thirty (30) days after the Fair Market Value Date. If Tenant intends to exercise such option, Tenant shall give written notice to Landlord to such effect not later than six (6) months prior to the tenth (10th) Lease Year. Promptly upon receipt of such notice by Landlord, the parties shall commence to determine Fair Market Value.

            (b) If Tenant shall exercise the foregoing option to purchase the Leased Premises, on the later to occur of (i) the Option Purchase Date or (ii) the date when Tenant has paid the Offer Amount and has satisfied all other Monetary Obligations, Landlord shall convey the Leased Premises to Tenant in accordance with Paragraph 20 hereof; provided, that if an Event of Default has occurred and is continuing on the Option Purchase Date, Landlord, at its sole option, may terminate Tenant's option to purchase hereunder. If this Lease shall terminate for any reason prior to the date originally fixed herein for the expiration of the Term, or if Tenant shall fail to give the aforesaid notice of intention to purchase, time being of the essence, the option provided in this Paragraph 38 and any exercise thereof by Tenant shall cease and terminate and shall be null and void.

            (c) Landlord shall use all reasonable efforts to obtain the agreement of the Lender that the Loan that shall encumber the Leased Premises during the Option Period (the

"Assumable Loan") may be assumed by the Tenant as partial payment of the Offer Amount; provided that (i) Landlord shall have no obligation to make or to be obligated to make any payment to Lender as a condition to requesting or obtaining such consent and (ii) Tenant shall agree (A) to be personally liable and, if requested by Lender, that Guarantor will be personally liable for repayment and performance of the Assumable Loan and (B) that the Lease and Guaranty shall remain in full force and effect during the term of the Assumable Loan.

      38. Right of First Refusal.

            (a) Except as otherwise provided in Paragraph 38(e), and provided an Event of Default does not then exist, if Landlord shall enter into a contract (the "Sale Contract") for the sale of the Leased Premises with a Third Party Purchaser, which Sale Contract shall be conditioned upon Tenant's failure to exercise its right under this Paragraph 38(a), then promptly following the execution thereof, Landlord shall give written notice to Tenant, together with a copy of the executed Sale Contract.

                For a period of fifteen (15) days following receipt of such notice, Tenant shall have the right and option, exercisable by written notice to Landlord given within said fifteen (15) day period, to elect to purchase the Leased Premises at the purchase price and upon all the terms and conditions set forth in the Sale Contract except that no contingencies contained in such Sale Contract as to environmental assessments, engineering studies, inspection of the Leased Premises, sale of other property, state of the title to or encumbrances on the Leased Premises, or any other condition or contingency to the Third Party Purchaser's obligation to purchase the Leased Premises which pertains to the condition of the Leased Premises, shall apply to Tenant's obligation to purchase the Leased Premises under this Paragraph 38, and Tenant shall be obligated to purchase the Leased Premises without any such condition or contingency.

                If at the expiration of the aforesaid fifteen (15) day period Tenant shall have failed to exercise the aforesaid option, Landlord may sell the Leased Premises to such Third Party Purchaser upon the terms set forth in such contract.

            (b) Except as otherwise specifically provided herein, the closing date for any purchase of the Leased Premises by Tenant pursuant to this Paragraph 38 shall be the earlier to occur of (i) ninety (90) days after the date of Tenant's notice to Landlord of its intention to purchase the Leased Premises upon the terms of the Sale Contract or (ii) the closing date provided in such Sale Contract. At such closing Landlord shall convey the Leased Premises to Tenant in accordance with, and Tenant shall pay to Landlord the purchase price and other consideration set forth in, the applicable Sale Contract.

            (c) Tenant shall have the right to exercise the foregoing right of first refusal upon (i) each proposed sale of the Leased Premises prior to the tenth (10th) anniversary of the Initial Term Commencement Date and (ii) notwithstanding the lack of exercise by Tenant in (i) above, one (1) time after the tenth (10th) anniversary of the Initial Term Commencement Date; provided, that if, following compliance with the procedure described in Paragraph 38(a), a Third Party Purchaser does not purchase the Leased Premises, such event shall not count as an exercise of Tenant's right of first refusal. Notwithstanding anything to the contrary, if Tenant fails to exercise the right of first refusal granted pursuant to this Paragraph (c), subsection (ii), after the first day of the tenth (10th) anniversary of the Initial Term Commencement Date and the sale to the Third Party Purchaser is consummated, or if the Term of this Lease shall terminate or expire, such rights of first refusal granted pursuant to this Paragraph 38 shall terminate and be null and void and of no further force and effect.

            (d) If Tenant does not exercise its right of first refusal to purchase the Leased Premises and the Leased Premises are transferred to a Third Party Purchaser, Tenant will attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord and at not cost or expense to Tenant, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

            (e) The provisions of Paragraph 38 shall not apply to or prohibit
(i) any mortgaging, subjection to deed of trust or other hypothecation of Landlord's interest in the Leased Premises, (ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject, (iii) any transfer of Landlord's interest in the Leased Premises to a Lender, beneficiary under deed of trust or other holder of a security interest therein by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises to any affiliate of Landlord or to any entity sponsored by W.P. Carey & Co., Inc., W.P. Carey Incorporated or either of their successors, (vi) any transfer of the interest of one of the Persons that comprise Landlord to the other Person that comprises Landlord, (vii) any sale to any Person to whom either of the parents of the Landlord sells all or substantially all of its assets, or (viii) any transfer of the Leased Premises to any of the successors or assigns of any of the Persons referred to in the foregoing clauses (ii) and
(iii).

      39. Miscellaneous.

            (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

            (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein".

            (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold or delay its consent whenever such consent is required under this Lease for any reason or no reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

            (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

            (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule and ambiguities in a document are to be construed against the drafter.

            (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

            (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

            (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

            (i) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            (j) All exhibits attached hereto are incorporated herein as if fully set forth.

            (k) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

      IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.


                                        LANDLORD:

                                        DELMO (PA) QRS 11-36


                                        By: /s/ BARCLAY G. JONES III
                                           -------------------------------------
                                                Barclay G. Jones III

                                           A Trustee under a certain Trust
                                           Agreement dated as of
                                           October 11, 1995

                                        DELMO (PA) QRS 12-10


                                        By: /s/ BARCLAY G. JONES III
                                           -------------------------------------

                                        Title:
                                              ----------------------------------
                                                Barclay G. Jones III

                                           A Trustee under a certain Trust
                                           Agreement dated as of
                                           October 11, 1995



                                        TENANT:

                                        DEL MONTE CORPORATION,
                                        a New York corporation


                                        By:       /s/ THOMAS E. GIBBONS
                                           -------------------------------------
                                                    Thomas E. Gibbons
                                                  Senior Vice President
                                                           and
                                                        Treasurer